EXHIBIT 99.1

EAU Secures $4.2 Million in Financing

LINDON, UTAH May 15, 2007—EAU Technologies, Inc. (“EAU” or “Company”) (EAUI: OTCBB), a provider of electrolyzed oxidative water, that promotes ”Green Chemistry” to numerous industries including food processing, agriculture and carpet cleaning, today announced that it has secured financing for a total of $4,200,000.

In a transaction that saw no further dilution in the fully diluted number of common shares of the Company, the parties agreed to modify 8.4 million warrants held by Peter Ullrich and Water Science, LLC (“WS”) which were received in earlier financings. In addition, WS committed to exercise with a “put” on up to 3,230,769 of the shares subject to the warrants, or up to $4.2 million. After lowering the price of the warrants to take into consideration the recent 90-day market average and an average price that met the needs of Mr. Ullrich, EAU was able to secure critical financing to assist the Company in moving towards self sufficiency. Mr. Ullrich is the owner of WS, Latin America’s exclusive licensee of EAU’s Empowered Water™ technologies. Mr. Ullrich has provided approximately $10.0 million to EAU through prior debt and equity financings, and this transaction brings his total support to $14.2 million. Mr. Ullrich is EAU’s largest shareholder, and he joined EAU’s Board of Directors on April 16, 2007.

“EAU continues to make the necessary advancements in both management and technology,” Mr. Ullrich exclaimed, “while we are constantly learning and adjusting, EAU seems to have figured out the larger equipment necessary for these critical higher volume applications.”

About EAU:

EAU Technologies, Inc. (EAU) is a supplier of Electrolyzed Oxidative Water Technology (EOW Technology marketed as Empowered Water™) with applications in diverse industries. EAU's solutions are water-based and non-toxic (at application concentration which EAU employs, the solutions are non-toxic to humans and live animals). EOW Technology may replace many of the traditional methods now used to clean, disinfect, protect and nourish in large industries such as agriculture and food processing. EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU continues to test and add innovative products to further enhance its Empowered Waters™ ability to offer a systemic approach to pathogen elimination in food processing plants and related industries, thereby producing safer foods and protecting the environment through ``Green Chemistry.''  Contact: Joe Stapley (678) 384-3716  jstapley@eau-x.com  www.eau-x.com

About Water Science, LLC:

Water Science, LLC (“WS”) is the exclusive licensee of EAU’s technologies in Latin America. Based out of Miami, FL, WS has been testing and developing applications for Empowered Water™ in multiple agricultural fields. WS now has Empowered Water™ Systems installed in Ecuador, Columbia, Costa Rica and Mexico. WS is marketing Empowered Water™ in Latin America under the name Primacide (www.primacide.com). WS is owned by Peter Ullrich, EAU’s largest shareholder, customer and a recent addition to EAU’s Board of Directors. Mr. Ullrich also owns Esmeralda Farms (www.esmeraldafarms.com). Esmeralda has long been regarded as a leader in the floral industry and for incorporating the latest technology to bring not only the best products, but also the best service.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may include without limitation, our expectations about the growth and the potential for the company, the company’s ability to achieve self-sufficiency, the company’s expected success in higher volume applications and Mr. Bradley’s abilities to lead the company in that growth. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk associated with successfully developing our business in evolving markets, our need for additional capital, our continuing operating losses, the ability of our management to conduct distribution activities and sell products, possible failure to successfully develop new products, vulnerability to competitors due to lack of patents on our products, and other risk factors listed in our annual report on Form 10-KSB for the year ended December 31, 2006 and our other SEC reports. . Forward-looking statements may be identified by terms such as ``may,'' ``will,'' ``should,'' ``could,'' ``expects,'' ``plans,'' ``intends,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``forecasts,'' ``potential,'' or ``continue,'' or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.